As filed with the Securities and Exchange Commission on February 18, 1999
                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                  SYNETIC, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                             22-2975182
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                                 669 River Drive
                       Elmwood Park, New Jersey 07407-1361
                    (Address of Principal Executive Offices)

                AMENDED & RESTATED 1989 CLASS A STOCK OPTION PLAN
                AMENDED & RESTATED 1989 CLASS B STOCK OPTION PLAN
         AMENDED & RESTATED 1991 SPECIAL NON-QUALIFIED STOCK OPTION PLAN
                            (Full title of the plan)

                              CHARLES A. MELE, ESQ.
                   Executive Vice President - General Counsel
                                  Synetic, Inc.
                                 669 River Drive
                       Elmwood Park, New Jersey 07407-1361
                     (Name and address of agent for service)

                                 (201) 703-3400
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
       Title of                   Amount           Proposed Maximum      Proposed Maximum        Amount of
   Securities to be               to be           Offering Price Per         Aggregate          Registration
      Registered                Registered              Share             Offering Price            Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock                       (1)                   (1)
par value $.01 per share      109,000 Shares           $36.88            $  4,019,920.00          $ 1,117.54
                              708,400 Shares           $36.38            $ 25,771,592.00          $ 7,164.50
                               24,030 Shares           $49.57            $  1,191,167.10          $   331.14
                                   (2)                   (2)
                            2,658,570 Shares           $48.375           $128,608,323.80          $35,753.11
                                                                                                  ----------
                                                                                                  $44,366.29
=================================================================================================================

     (1)  Pursuant to Rule 457(h), the offering  price of shares of Common Stock is based on the per share exercise price of the options.

     (2)  Pursuant to Rule 457(c) and 457(h), offering prices are based on $48.375 per share for 2,658,570 shares based on the average of the high and low prices of Common Stock on the Nasdaq consolidated reporting system on February 17, 1999, and is estimated solely for purpose of calculating the registration fee.

                                EXPLANATORY NOTE

                  This Registration Statement is filed to register additional shares of Common Stock, $.01 par value, of Synetic, Inc. (the "Registrant") issuable upon exercise of stock options granted under Synetic's 1989 Class A Stock Option Plan, 1989 Class B Stock Option Plan and 1991 Special Non-Qualified Stock Option Plan. The contents of Registration Statements No.33-34925, 33-34926, 33-46640, 33-46639, 333-21555, and 333-36041 are incorporated by reference.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 5.           Interests of Named Experts and Counsel.

                  Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Registrant by Shearman & Sterling, New York, New York. Shearman & Sterling is a limited partner in SN Investors.

                  The statements of law under the caption "Business-Plastics and Filtration Technologies Business-Regulation" in the Registrant's annual report on Form 10-K for fiscal year ended June 30, 1998, are based upon the opinion of Kegler, Brown, Hill & Ritter Co., L.P.A. Columbus, Ohio, special regulatory counsel to the Registrant. Robert D. Marotta, Esq., of counsel to such firm, holds options to purchase 75,000 shares of the Registrant's Common Stock.


Item 6.           Indemnification of Directors and Officers.

                  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Eleven of the Registrant's Amended and Restated Certificate of Incorporation and Section 6.5 of the Registrant's By-Laws entitles officers, directors and controlling persons of the Registrant to indemnification to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

                  Article Thirteen of the Registrant's Amended and Restated Certificate of Incorporation provides that no director shall have any personal liability to the Registrant or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (i) for breach of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchase) or (iv) for any transaction from which such director derived an improper personal benefit. Amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

                  Reference is made to the Form of Indemnification Agreement between the Registrant and its directors and officers pursuant to which the registrant has agreed to indemnify such directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.


Item 8.            Exhibits

         The following exhibits are filed as part of this Registration
Statement:

Exhibit No.         Description of Document

4.1 Synetic, Inc. Amended and Restated 1989 Class A Stock Option Plan (incorporated by reference to the Registrant's Proxy Statement dated February 25, 1998).

4.2 Synetic, Inc. Amended and Restated 1989 Class B Stock Option Plan (incorporated by reference to the Registrant's Proxy Statement dated February 25, 1998).

4.3 Synetic, Inc. Amended and Restated 1991 Special Non-Qualified Stock Option Plan (incorporated by reference to the Registrant's Proxy Statement dated February 25,
                    1998).

5 Opinion of Shearman & Sterling, counsel to the Registrant as to the legality of the securities registered hereby.

23.1                Consent of Arthur Andersen LLP, New York, New York.

23.2                Consent of Kegler, Brown, Hill & Ritter, Co., L.P.A.

23.3                Consent of Linkenheimer LLP.

23.4                Consent of Shearman & Sterling (included in Exhibit 5).

23.5                Consent of Arthur Andersen LLP, Orange County, California.

24                  Powers of Attorney.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Elmwood Park, in the State of New Jersey, on the 18th day of February, 1999.


                                        SYNETIC, INC.



                                        By: /s/ Anthony Vuolo
                                        --------------------------------
                                        Name:   Anthony Vuolo
                                        Title:  Executive Vice President-
                                        Finance & Administration and Chief
                                        Financial Officer



                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the indicated capacities on February 18, 1999.


          Signature                               Title
          ---------                               -----

              *                         Chairman of the Board
------------------------------
Martin J. Wygod

              *                         Vice Chairman of the Board
------------------------------
James V. Manning

              *                         President & Chief Executive Officer
------------------------------
Paul C. Suthern

              *                         Executive Vice President - Finance and
------------------------------          Administration and Chief Financial
Anthony Vuolo                           Officer

              *                         Director
------------------------------
Thomas R. Ferguson

              *                         Director
------------------------------
Mervyn L. Goldstein

              *                         Director
------------------------------
Ray E. Hannah

              *                         Director
------------------------------
Roger H. Licht

              *                         Director
------------------------------
Bernard A. Marden

              *                         Director
------------------------------
Charles A. Mele

              *                         Director
------------------------------
Herman Sarkowsky

              *                         Director
------------------------------
Albert M. Weis


/s/ Anthony Vuolo                       Attorney-in-Fact
------------------------------
*By Anthony Vuolo

                                  Exhibit Index


Exhibit No.         Description of Document

4.1 Synetic, Inc. Amended and Restated 1989 Class A Stock Option Plan (incorporated by reference to the Registrant's Proxy Statement dated February 25, 1998).

4.2 Synetic, Inc. Amended and Restated 1989 Class B Stock Option Plan (incorporated by reference to the Registrant's Proxy Statement dated February 25, 1998).

4.3 Synetic, Inc. Amended and Restated 1991 Special Non-Qualified Stock Option Plan (incorporated by reference to the Registrant's Proxy Statement dated February 25,
                    1998).

5 Opinion of Shearman & Sterling, counsel to the Registrant as to the legality of the securities registered hereby.

23.1                Consent of Arthur Andersen LLP, New York, New York.

23.2                Consent of Kegler, Brown, Hill & Ritter, Co., L.P.A.

23.3                Consent of Linkenheimer LLP.

23.4                Consent of Shearman & Sterling (included in Exhibit 5).

23.5                Consent of Arthur Andersen LLP, Orange County, California.

24                  Powers of Attorney.